News Release

Unisys Names Lisa A. Hook to Board of Directors

BLUE BELL, Pa., January 23, 2019 - Unisys Corporation (NYSE: UIS) today announced that Lisa A. Hook has been elected to the Unisys board of directors, effective February 15, 2019.

Hook brings to Unisys more than three decades of management experience in media, entertainment and information businesses. Most recently, she served as president and chief executive officer at Neustar, Inc., a Sterling, Va.-based, global information services provider of which she remains a director.

“It is a pleasure to join the Unisys board,” said Hook. “I look forward to working with the company to further its success in building better and more secure outcomes for its clients.”

Prior to joining Neustar, Hook served in executive positions at SunRocket, Inc.; AOL, Inc.; Time Warner, Inc.; and Viacom International, Inc. Hook serves on the President’s National Security Telecommunications Advisory Committee (NSTAC).

Hook also serves on the boards of Philip Morris International and Worldpay Inc. She is a graduate of Duke University, where she earned a Bachelor of Arts, and the Dickinson School of Law at Penn State University, where she earned a Juris Doctorate.

“We enthusiastically welcome Lisa to the Unisys board,” Altabef said. “Her experience in leading Neustar and expertise in the field of analytics will help guide Unisys and contribute to our ongoing initiative to embed leading, real-time analytics in our solutions. I look forward to working with Lisa on the Unisys board.”

About Unisys
Unisys is a global information technology company that builds high-performance, security-centric solutions for the most demanding businesses and governments on Earth. Unisys offerings include security software and services; digital transformation and workplace services; industry applications and services; and innovative software operating environments for high-intensity enterprise computing. For more information on how Unisys builds better outcomes securely for its clients across the Government, Financial Services and Commercial markets, visit www.unisys.com.

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Contacts:
Tony Buglione, Unisys, 215-274-1942
tony.buglione@unisys.com

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RELEASE NO.: 0123/9638

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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